Exhibit 99.1

March 29, 2013

Tofutti Press Release

Company Contact:              Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES 2012 RESULTS

Cranford, New Jersey  -- March 29, 2013 -- TOFUTTI BRANDS INC. (NYSE MKT Symbol: TOF) issued its results for the fiscal year ended December 29, 2012 today.

Net sales for the fiscal year ended December 29, 2012 were approximately $14.3 million, a decrease of approximately $1.6 million, or 10%, from net sales of $15.9 million for the fiscal year ended December 31, 2011.  The reduction in sales was primarily due to the determination of Trader Joe’s, the Company’s largest customer in 2011 and 2010, to cease selling branded goods. During fiscal 2012, the Company did not make any sales to Trader Joe’s compared to sales of $1.4 million in fiscal 2011.  Sales were also impacted on the east coast during the fourth quarter due to Superstorm Sandy.  The storm and its aftermath caused widespread disruptions of shipments, which resulted in lost sales.  The Company’s management believes its sales will improve during fiscal year 2013 due to the introduction of new products and price increases that will be instituted in the second and third quarters of 2013.

  As a result of the reduced sales, the Company’s gross profit in the year ended December 29, 2012 decreased by $534,000 to $3,951,000, reflecting the lower level of sales.  Gross profit percentage for the year ended December 29, 2012 was 28% unchanged from the year ended December 31, 2011. For fiscal 2012, the Company had a loss before income taxes of $912,000 compared to income before incomes taxes of $132,000 in fiscal 2011. In fiscal 2012, the Company had a net loss of $824,000 ($0.16 per share) compared to net income of $43,000 ($0.01 per share) in fiscal 2011.

As of December 29, 2012, the Company had approximately $471,000 in cash and cash equivalents, and its working capital was $3,609,000, a decrease of $835,000 from December 31, 2011.

“We continue to be optimistic about the prospects for our recently introduced  nondairy and gluten-free ricotta cheese products and our dairy-free, sugar-free,  frozen desserts that incorporate Stevia as the sweetening agent,” said David Mintz, the Chairman and Chief Executive Officer of Tofutti Brands. “In 2012, our results were impacted by the slower than expected recovery from our lost sales to Trader Joe’s and the impact of Superstorm Sandy.  We enter 2013 with renewed enthusiasm and are working hard to increase our revenues and operating margins,” concluded Mr. Mintz.

TOFUTTI BRANDS INC. is principally involved in the development, production and marketing of TOFUTTI brand soy-based, dairy-free frozen desserts, soy-based dairy free cheese products and other soy-based, dairy-free food products.  TOFUTTI products are sold in grocery stores, supermarkets, health and convenience stores throughout the United States and in approximately thirty other countries.

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.
Statements of Operations
(in thousands, except per share figures)

	Fiscal Year ended December 29, 2012	Fiscal Year ended December 31, 2011

Net sales	$14,343	$15,926
Cost of sales	10,392	11,441
Gross profit	3,951	4,485
Operating expenses	4,863	4,353
(Loss) income before provision for income tax	(912)	132
Income tax (benefit) expense	(88)	89
Net (loss) income	$(824)	$43
Weighted average number of shares outstanding:
Basic	5,154	5,176
Diluted	5,154	5,176
Net income per share:
Basic	$(0.16)	$0.01
Diluted	$(0.16)	$0.01

TOFUTTI BRANDS INC.
Balance Sheets
(in thousands, except per share figures)

Assets	December 29, 2012	December 31, 2011
Current assets:
Cash and cash equivalents	$471	$1,594
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $303 and $486 respectively	1,880	1,936
Inventories, net of reserve of $100 and $50, respectively	1,750	1,441
Prepaid expenses	77	122
Deferred costs	165	--
Refundable income taxes	331	42
Deferred income taxes	--	265
Total current assets	4,674	5,400

Leasehold improvements, net of accumulated amortization of $48 and $43, respectively	--	5
Other assets	16	16
	$4,690	$5,421

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$446	$319
Accrued expenses	436	637
Deferred revenue	183	--
Total current liabilities	1,065	956

Commitments and contingencies	--	--

Stockholders’ equity:
     Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued
     Common stock - par value $.01 per share;
         authorized 15,000,000 shares, issued and
         outstanding 5,153,706 shares at December 29, 2012,
         and 5,162,186 shares at December 31, 2011
	-- 52	-- 52
Additional paid-in capital	--	--
Retained earnings	3,573	4,413
Total stockholders’ equity	3,625	4,465
Total liabilities and stockholders’ equity	$4,690	$5,421